UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2007

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa	50201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 382-8899

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

        On October 1, 2007, Lincolnway Energy, LLC (the "Company") and Williams Bulk Transfer, Inc. ("WBTI") entered into Amendment Number One to Coal Supply Agreement (the "Amendment") for purposes of amending certain terms of the Coal Supply Agreement entered into between the Company and WBTI on July 14, 2005 (the "Agreement"). The purpose of the Agreement is to provide the Company with a source of coal required for operation of its ethanol plant. The Amendment included the following modifications to the Agreement:

(i)	The term of the Agreement has been extended from the original expiration date of January 1, 2008 to a new expiration date of January 1, 2013.

(ii)
The Company is required to purchase 100% of its requirements for coal from WBTI under the terms of the Agreement as amended by the Amendment. WBTI is required to provide up to 220,000 tons of coal per year to the Company at a per ton price equal to the sum of the Coal Price and the Transportation Price (as defined in the Amendment).

(iii)
The Company is required to purchase a minimum of 80,000 tons of coal during each calendar year covered by the Amendment. New pricing terms have been established for determining the payment liability of the Company to WBTI in the event the Company fails to satisfy the minimum purchase requirement during any year.

(iv)
The Transportation Price is established at a fixed amount per ton (which fixed amount is scheduled to increase on January 2, 2008 and January 2, 2011), subject to adjustment. The Transportation Price will be adjusted on a quarterly basis, upward or downward, by 100% of the quarterly percentage change in the All Inclusive Index--Less Fuel, except that in no event will the Transportation Price be adjusted below the initial Transportation Price stated in the Amendment. The Transportation Price is also subject to adjustment on a monthly basis, upward but not downward, through addition of a fuel surcharge determined by the amount by which the average Retail On-Highway Diesel Fuel Price of the U.S. exceeds a specified amount per gallon.

(v)
WBTI may provide the Company with 30 days written notice of changes in prices charged to WBTI by its coal suppliers, rail carriers or trucking companies, or in the event WBTI otherwise experiences an event beyond the reasonable control of WBTI that changes its costs of transportation and delivery of coal, and the parties will thereafter have 60 days to either negotiate a mutually agreeable price adjustment or to terminate the Agreement.

(vi)
The Coal Price for each year covered by the Amendment, commencing with 2008 and continuing through 2012, has been established at a fixed amount per ton, subject to adjustment based on the Coal Price Adjustments (as defined in the Amendment). The Coal Price Adjustments include adjustments to the Coal Price based on: (i) increased costs of producing, selling, loading or shipping the coal as a result of changes in environmental laws and/or regulations to be added to or subtracted from the Coal Price on a direct pass-through basis; (ii) changes in inflation, either positive or negative, as determined by designated indices; and (iii) variations in calorific value and sulphur dioxide content of the coal according to a specified formula.

(vii)
An environmental force majeure clause has been added recognizing the possibility that unanticipated changes in environmental laws and/or regulations may result in the inability of the Company to utilize the coal to be sold under the Agreement. In this situation, the Company will be required to undertake commercially reasonable efforts to change its operating procedures or equipment to utilize the coal. In the event these efforts are not successful, and the coal sold under the Agreement cannot be used in accordance with the new environmental laws and/or regulations, then reductions in the required minimum quantities of coal may be implemented. In addition, WBTI would be required to consider whether corrective measures could be taken in mining or preparation of the coal by WBTI's existing sources in an effort to meet the new coal quality standards. Based on WBTI's evaluation of the available options, the Amendment establishes a sequence of events the parties will pursue to resolve the matter, including responsibility for absorbing price increases resulting from implementation of corrective measures and the option for WBTI to provide coal meeting the new quality standards from a substitute source.

(viii)	New specifications for the quality of the coal provided under the Agreement have been established.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: October 5, 2007	By:	/s/ Richard Brehm
Richard Brehm, President and Chief Executive Officer

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